EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

March 25, 2020

Mythic Markets, Inc as Manager

Mythic Collection, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated March 6, 2010, with respect to the balance sheet of Mythic Collection, LLC as of December 31, 2019 and the related statements of operations, members’ equity/deficit and cash flows for the inception period from January 30, 2019 (inception) to December 31, 2019 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

March 25, 2020